Schedule A

Trusts and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement

between

Fidelity Management & Research Company LLC

and

Fidelity Management & Research (Japan) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Garrison Street Trust	Fidelity Education Income Fund	Fixed Income	03/01/2024
Fidelity Garrison Street Trust	Fidelity Money Market Central Fund	Money Market	03/01/2024
Fidelity Garrison Street Trust	VIP Investment Grade Central Fund	Fixed Income	03/01/2024
Fidelity Merrimack Street Trust	Fidelity Corporate Bond ETF	Fixed Income	03/01/2024
Fidelity Merrimack Street Trust	Fidelity Investment Grade Bond ETF	Fixed Income	03/01/2024
Fidelity Merrimack Street Trust	Fidelity Investment Grade Securitized ETF	Fixed Income	03/01/2024
Fidelity Merrimack Street Trust	Fidelity Limited Term Bond ETF	Fixed Income	03/01/2024
Fidelity Merrimack Street Trust	Fidelity Low Duration Bond ETF	Fixed Income	03/01/2024
Fidelity Merrimack Street Trust	Fidelity Low Duration Bond Factor ETF	Fixed Income	03/01/2024
Fidelity Merrimack Street Trust	Fidelity Total Bond ETF	Fixed Income	03/01/2024
Fidelity Revere Street Trust	Fidelity Cash Central Fund	Money Market	03/01/2024
Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund	Money Market	03/01/2024
Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund	Money Market	03/01/2024
Fidelity Revere Street Trust	Fidelity Tax-Free Cash Central Fund	Money Market	03/01/2024

Fidelity Management & Research Company LLC	Fidelity Management & Research (Japan) Limited

By: /s/Christoper J. Rimmer	By: /s/Kirk Roland Neureiter
Name: Christopher J. Rimmer	Name: Kirk Roland Neureiter
Title: Treasurer	Title: Director